UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 24, 2005

GenTek Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14789	02-0505547
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

90 East Halsey Road, Parsippany, New Jersey		07054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	973-515-0900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2005, GenTek Inc. (the "Company") issued a press release announcing that Matthew M. Walsh, Vice President and Chief Financial Officer would be leaving the Company effective December 31, 2005 in order to pursue other business opportunities. Pending his departure from the Company, Mr. Walsh will lead the Company’s efforts on a number of special projects, including transition matters. A copy of the Company’s press release is attached as Exhibit 99.1 and is incorporated into this Item 1.01 by reference. In connection with his departure, Mr. Walsh will receive severance benefits in accordance with the terms of the Company’s Key Employee Retention Plan previously filed with the Commission.

The Company also announced the hiring of Andrew Hines has Vice President and Chief Financial Officer of the Company, effective October 19, 2005. In connection with his hiring, the Company and Mr. Hines executed an employment agreement dated September 23, 2005 specifying the terms of Mr. Hines employment. Under his employment agreement, Mr. Hines will serve on an "at-will" basis and receive annual salary of $360,000. Mr. Hines is also eligible for an annual bonus targeted at 50% of his base salary, with any actual award being subject to the terms of the Company’s Management Incentive Plan. The 2005 bonus will be prorated for 2005. Mr. Hines will also be eligible to participate in the Company’s 2003 Management and Director’s Plan (the "LTIP") and receive an award with a target grant date value of $310,000 consisting of the Company’s common stock and options to purchase shares of the Company’s common stock. In addition, Mr. Hines will be eligible to participate in all other welfare benefit plans maintained by the Company, such as the 401(k) savings plan, medical, dental, disability, and life insurance plans. The agreement provides that Mr. Hines will be entitled to the following severance payments in the event of termination of employment: a severance payment equal to 200% of his base salary if Mr. Hines is terminated upon a "change of control" and a severance payment equal to 100% of his base salary if Mr. Hines is terminated for any reason other than for cause.

The Company also announced the hiring of Maximo Vargas as Vice President and General Manager of the Company’s Noma Wire Harness business, effective October 19, 2005. In connection with his hiring, the Company and Mr. Vargas executed an employment agreement dated October 19, 2005 specifying the terms of Mr. Vargas’ employment. Under his employment agreement, Mr. Vargas will serve on an "at-will" basis and receive annual salary of $225,000. Mr. Vargas is also eligible for an annual bonus targeted at 50% of his base salary, with any actual award being subject to the terms of the Company’s Management Incentive Plan. The 2005 bonus will be prorated for 2005. Mr. Vargas will also be eligible to participate in the Company’s 2003 Management and Director’s Plan (the "LTIP") and receive an award with a target grant date value of $131,000 consisting of the Company’s common stock and options to purchase shares of the Company’s common stock. Mr. Vargas is eligible under certain circumstances to receive relocation assistance. In addition to his social security health coverage, the Company will provide Mr. Vargas, who is a resident of Mexico, with medical and dental insurance for himself and his eligible family members in a supplemental policy for Mexico and the United States. Mr. Vargas will be entitled to participate in the Company’s vehicle support program consistent with market practice for executives in Mexico, and tax advisory and preparation support of up to $4,000 per year. In addition, the Company has agreed to sponsor and support Mr. Vargas’ petition to obtain a United States work visa. The agreement also provides that in the event Mr. Vargas’s employment is terminated without cause, he will be entitled a severance payment equal to 100% of his base salary.

Since June 2000, Mr. Hines, 65, has been a principal of Hines and Associates, a strategic and financial consulting firm, which he is leaving to join the Company. During 2004 and 2005, Hines provided financial consulting services to GenTek and received remuneration of $97,768.00 and $187,392.00, respectively for such services. From October 2000 to October 2001, Mr. Hines was Executive Vice President and Chief Financial Officer of Ardent Communications, Inc., a provider of broadband access and bundled data services. From October 1997 to June 2000, Mr. Hines was Executive Vice President and Chief Financial Officer, and then Executive Vice President, Strategic Planning and Business Development of Outboard Marine Corporation, a manufacturer of recreational boats and marine engines. Since November 2003, Mr. Hines has served as a member of the board of directors of Superior Essex, Inc. (NASDAQ: SPSX), a global manufacture of wire and cable products where he is chairman of the audit committee.

Mr. Vargas, 49, has been employed by Visteon Corporation since 2000, where he most recently was Director of the company’s Technical Center in Chihuahua, Mexico. Prior to joining Visteon Corporation, Mr. Vargas was employed by Lear Corporation as Director of Operations based in Juarez, Mexico, where he was responsible for managing and directing four wire harness plants with approximately 14,000 employees in Mexico, Argentina and Honduras.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information set forth in Item 1.01 is incorporated herein by reference. In addition, Michael Murphy, previously Vice President of Noma Wire Harness, will resign from the Company, effective November 1, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GenTek Inc.

October 24, 2005	By:	James Imbriaco

Name: James Imbriaco
Title: Vice President General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99..1	Press Release dated October 19, 2005 Announcing Senior Management Changes